Exhibit 99.1


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CONTACTS:  Richard M. Ubinger                             June Filingeri
           Vice President of Finance,                     President
           Chief Financial Officer and Treasurer          Comm-Partners LLC
           (412) 257-7606                                 (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

        UNIVERSAL STAINLESS REDUCES 2008 FOURTH QUARTER EPS GUIDANCE DUE
                          TO LOWER RAW MATERIAL PRICES

     BRIDGEVILLE, PA, NOVEMBER 10, 2008 - In its quarterly report on Form 10-Q filed today, UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. (NASDAQ: USAP) updated its business outlook for the fourth quarter of 2008 previously reported in its earnings release and 8-K filing of September 23, 2008. In updating its outlook, the Company confirmed its forecast of consolidated sales in the range of $45 to $55 million, including sales of $10 to $12 million from its Dunkirk Special Steel segment. However, it now expects that diluted EPS will range from breakeven to $0.15 due to lower raw material prices. The details of its revised outlook follow.

BUSINESS OUTLOOK

These are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 and actual results may vary.

The Company estimates that fourth quarter 2008 sales will range from $45 to $55 million and that diluted EPS will range from breakeven to $0.15. The Company's initial forecast estimated the diluted EPS range to be $0.20 to $0.35. The revised estimates compare with sales of $49.6 million and diluted EPS of $0.65 in the fourth quarter of 2007.

The following factors were considered in developing these estimates:

o The Company's total backlog at September 30, 2008 approximated $101 million compared to $97 million at June 30, 2008. The increased backlog is primarily attributable to tool steel plate and electro-slag remelted products.

o The Company's initial forecast was based on average September raw material costs. In the month of October 2008, the average market prices for nickel, chrome and carbon scrap decreased by 32%, 13% and 52%, respectively, from the September average prices due to reduced global demand for stainless steel products. The revised EPS estimate is based on October raw material costs and may be further impacted if raw material costs continue to decline.

o Sales from the Dunkirk Specialty Steel segment are expected to approximate $10 to $12 million on lower shipments compared to the fourth quarter of 2007. The anticipated reduction in shipments is a result of lower demand from the effect of the Boeing labor situation on demand for aerospace products and very conservative buying patterns of service centers. Based on current raw material costs, Dunkirk is now expected to generate an operating loss between $1 to $2 million for the quarter.

o Under the Continued Dumping and Subsidy Act of 2000 (the CDSOA), the Company files claims each year to receive its appropriate share of the import duties collected by the U.S. Treasury. The Company's 2008 fourth quarter estimates do not include any receipts under the CDSOA program. During the three-month period ended December 31, 2007, the Company received $586,000, net of expenses incurred, equivalent to $0.06 per diluted share.

ABOUT UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
------------------------------------------------

     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

FORWARD-LOOKING INFORMATION SAFE HARBOR
---------------------------------------

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE "SAFE HARBOR" PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHERS, RISKS ASSOCIATED WITH THE RECEIPT, PRICING AND TIMING OF FUTURE CUSTOMER ORDERS, RISKS ASSOCIATED WITH SIGNIFICANT FLUCTUATIONS THAT MAY OCCUR IN RAW MATERIAL AND ENERGY PRICES, RISKS ASSOCIATED WITH THE MANUFACTURING PROCESS, LABOR AND PRODUCTION YIELDS, RISKS RELATED TO PROPERTY, PLANT AND EQUIPMENT, AND RISKS RELATED TO THE ULTIMATE OUTCOME OF THE COMPANY'S CURRENT AND FUTURE LITIGATION AND REGULATORY MATTERS. CERTAIN OF THESE RISKS AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) OVER THE LAST 12 MONTHS, COPIES OF WHICH ARE AVAILABLE FROM THE SEC OR MAY BE OBTAINED UPON REQUEST FROM THE COMPANY.


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